Exhibit 5.10

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Marco Velásquez Corrales, Registered Member, Chilean Mining Commission, hereby consent to the use of my name in connection with the references to the report entitled “NI 43-101 Technical Report, El Peñón Gold-Silver Mine, Antofagasta Region, Chile” dated March 25, 2021 (the “Report”), to the use of my name in connection with the mineral resource estimate for the El Peñón Mine as at December 31, 2021 (the “Estimate”) and to the inclusion or incorporation by reference of references to the written disclosure of the Report, the Estimate and of extracts from or summaries thereof in the Registration Statement.

By:	/s/ Marco Velásquez Corrales

Name:	Marco Velásquez Corrales, Registered Member, Chilean Mining Commission

April 25, 2022